Execution Version

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”), dated as of April 2, 2018 (the “Effective Date”), is by and among USA Compression Partners, LP, a Delaware limited partnership (“USAC”), CDM Resource Management LLC, a Delaware limited liability company (“CDM Resource”), and CDM Environmental & Technical Services LLC, a Delaware limited liability company (“CDM Environmental” and, together with CDM Resource, the “Compression Group Entities” and, each, a “Compression Group Entity”) and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). USAC, the Compression Group Entities and ETP are sometimes referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership, ETC Compression, LLC, a Delaware limited liability company, USAC, and solely for purposes of Section 5.18(b), Section 10.1 and Section 10.5 therein, Energy Transfer Equity, L.P., a Delaware limited partnership entered into a Contribution Agreement dated January 15, 2018 (the “Contribution Agreement”) and agreed as a condition of the Closing of the transactions contemplated thereby to enter into a transition services agreement in a form mutually agreeable to such parties; and
WHEREAS, ETP desires to provide certain transition services to USAC and its Affiliates (as defined herein) and USAC desires to accept such services on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
SERVICES
Section 1.1    Services to be Provided to USAC.
(a)    ETP shall provide to USAC and its Affiliates the services set forth on Schedule 1.1 (the “Services”), as may be requested by USAC from time to time. If, after the date hereof, USAC desires to amend Schedule 1.1 to provide for the provision of additional Services, Schedule 1.1 may be amended by mutual agreement of the Parties and, in such instance, ETP shall provide such additional services as part of the Services. For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, USAC, on the one hand, and ETP, on the other, shall not be considered Affiliates.
(b)    Each Operational Support Employee who performs Services hereunder (each a “Service Employee”) shall be solely employed by ETP or an Affiliate thereof during the period that he or she performs Services, and with respect to such employment during such period, ETP (or such Affiliate) shall be solely responsible, and shall satisfy all obligations, with respect to each Service Employee for: payment of all wages and other compensation, provision of all leaves and benefits, satisfaction of all labor, employment and employee benefits laws, maintenance of all health and welfare insurance (including workers’ compensation insurance), recordkeeping obligations, immigration compliance, and payroll taxes and tax withholdings, in each case, during the period that such Service Employee performs Services. USAC and its Affiliates shall have no right or authority to terminate any Service Employee’s employment with ETP (or an Affiliate thereof) during the term of this Agreement.
(c)    Each employee from the Compression Group Entities who accepts an employment offer with USAC and becomes an employee of USAC or an affiliate, effective as of Closing or post-closing, will be referred to as a “Transitioning Employee” for purposes of this Agreement.
(d)    In providing the Services, ETP shall comply with all applicable Laws and shall ensure that all Service Employees have all required licenses and certifications, and shall use commercially reasonable efforts to ensure all Service Employees have all required training. ETP shall perform the Services with the same quality of workmanship, professionalism and standards, as such services were performed by ETP and its Affiliates immediately prior to the Effective Date, in all material respects.
Section 1.2    Service Coordinators. ETP and USAC shall each nominate a representative to act as the primary contact person for such entity (each, a “Service Coordinator” and collectively, the “Service Coordinators”) with respect to the performance and receipt of the Services. Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder (other than day-to-day communications and billings relating to the actual provision of the Services) shall be directed to the Service Coordinators. The initial Service Coordinators and their contact information is set forth on Schedule 1.2. ETP and USAC may each replace its respective Service Coordinator at any time by providing notice in accordance with Section 7.2 of this Agreement.
Section 1.3    Cooperation. Each Party shall use commercially reasonable efforts to cooperate reasonably with the other Parties in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party.
Section 1.4    Resources. Except as otherwise expressly provided in this Agreement, ETP shall be responsible for providing the facilities, personnel, software, equipment, and other resources necessary to provide the Services.
Section 1.5    Data Security. The Parties will work together to implement a mutually agreeable means for access to one another’s operating environment as necessary to provide the Services in a manner that is not detrimental to any Party’s network security or operating environment.

Section 1.6    Data; Intellectual Property.
(a)    All USAC Data is, or upon creation will be, and shall remain the property of USAC or its applicable Affiliate. ETP hereby irrevocably assigns, transfers and conveys, and shall cause ETP’s Affiliates and subcontractors to assign, transfer and convey, to USAC or its designee without further consideration all of its and their rights, title and interest in, to and under USAC Data created as part of the Services. For purposes of this Agreement, “USAC Data” shall mean all data that (i) is or has been obtained, developed or produced by ETP or ETP’s Affiliates or subcontractors in connection with the provision of the Services and relates to USAC or its Affiliates or (i) relates to USAC or its Affiliates to which ETP or ETP’s Affiliates or subcontractors have access in connection with the provision of the Services.
(b)    All Intellectual Property (i) created, conceived or developed in whole or in part by ETP or ETP’s Affiliates or subcontractors in connection with the Services and (i) based on, derivative of, or created, conceived or developed as a result of access to any assets of USAC or its Affiliates, will be the property of USAC or its applicable Affiliate (“Services IP”). ETP hereby irrevocably assigns, transfers and conveys, and shall cause ETP’s Affiliates and subcontractors to assign, transfer and convey, to USAC or its designee without further consideration all of its and their rights, title and interest in, to and under Services IP created, conceived or developed as part of the Services.
Section 1.7    Discontinuation of Services. At any time during the Transition Services Period (as defined below), USAC may, in its sole discretion, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services by providing written notice to ETP at least five (5) Business Days in advance of the date upon which such discontinuation is intended to take effect. For the avoidance of doubt, such request may include a request by USAC for the discontinuation of services provided by one or more Service Employees.
Section 1.8    Employment Offers. USA Compression Management Services, LLC (“USAC Management”), in its sole discretion, may make offers of employment at any time following the Effective Date through the expiration of the Transition Services Period to those Service Employees of their choosing. For purposes of this Agreement, unless otherwise extended by the Parties and agreed to in writing, the “Transition Services Period” shall mean the period commencing on the Effective Date up to and including the date that is ninety (90) days following the Effective Date. ETP and USAC shall reasonably cooperate to permit USAC Management to make offers of employment to any Service Employees prior to the expiration of the Transition Services Period, which cooperation shall include, to the extent permitted by applicable law, allowing reasonable access to any Service Employees during normal business hours in order to conduct screening and interviews in connection with employment offer determinations. ETP shall not (and shall cause its Affiliates not to) take any action (or omit to take any action) with the intent to directly or indirectly discourage any Service Employee from accepting any offer of employment made pursuant to this Section 1.8. The Parties acknowledge that the acceptance of employment offers, if any, made by USAC Management to a Service Employee is solely at the discretion of the individual Service Employee to whom offers of employment may be made.

ARTICLE II
LIMITATIONS
Section 2.1    Force Majeure. The Parties shall not have any liability or responsibility, and shall be excused from performance for, any interruption, delay, impairment or other failure to fulfill any obligation under this Agreement to the extent and so long as the fulfillment of such obligation is interrupted, delayed, impaired, prevented or frustrated as a result of or by natural disaster, hurricane, earthquake, floods, fire, catastrophic weather conditions, diseases or other elements of nature or acts of God, acts of war (declared or undeclared), insurrection, riot, embargoes, or terrorist acts (“Force Majeure Event”). A Party impacted by a Force Majeure Event shall promptly notify the other Parties of its delay in performance, describing in reasonable detail the circumstances causing such delay, and shall resume the performance of its obligations as promptly as reasonably practicable.
Section 2.2    Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is for ETP to provide USAC and its Affiliates with Services on an interim basis. Accordingly, at all times from and after the Effective Date, the Parties shall use commercially reasonable efforts to obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for USAC or its designated Affiliate to provide such Services, as applicable, for itself upon the date that Services are no longer provided hereunder.
ARTICLE III
PAYMENT
Section 3.1    Fees. In consideration for the applicable Services, USAC shall pay to ETP the fees set forth below (the “Fees”):
(a)    reimbursement or payment for all costs and expenses incurred by ETP or its Affiliates (including cash compensation and benefits as described in Schedule 1.1 – Human Resources) with respect to the Service Employees for those hours actually worked by the Service Employees in performing the Services; and
(b)    any reasonable and documented out-of-pocket costs incurred by ETP with respect to each Service Employee’s performance of Services;
provided, however, that with respect to each Service Employee, no amount accrued following the earlier of (i) the expiration of the Transition Services Period applicable to the Services performed by such Service Employee; (ii) the date that the Services related to such Service Employee are discontinued pursuant to Section 1.7; or (iii) the date that a Service Employee’s employment or service relationship with ETP terminates, shall be a Fee.
Section 3.2    Billing and Payment Terms.
(a)    ETP shall invoice USAC within thirty (30) days after the end of each calendar month (such invoice to set forth a description of the Services provided and reasonable documentation to support the charges thereon) during which Services have been provided hereunder for the Fees for all Services that ETP delivered during the preceding month. All undisputed Fees associated with such invoice shall be payable within thirty (30) days after USAC’s receipt of the invoice.
(b)    In the event of a good-faith dispute as to the amount of any invoice or portion thereof submitted by ETP to USAC, USAC will pay all undisputed charges on such invoice in accordance with the provisions of Section 3.2(a) above, and will provide written notice to ETP within thirty (30) days of receipt of such invoice regarding the disputed amount and the reasons each such charge is disputed. ETP shall promptly provide USAC with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. If the Parties fail to agree as to the amount or propriety of any invoice or any portions thereof within fifteen (15) days after USAC’s receipt of ETP’s supporting documentation, then either Party may pursue dispute resolution in accordance with Section 7.9 of this Agreement.
Section 3.3    Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be collected or withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on Services provided (“Sales Taxes”) by ETP and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice. All taxable goods and Services for which USAC is compensating or reimbursing ETP shall be set out separately from non-taxable goods and Services, if practicable. USAC shall be responsible for any such Sales Taxes and shall either (a) remit such Sales Taxes to ETP (and ETP shall remit such amounts to the applicable taxing authority) or (a) provide ETP with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.
Section 3.4    Reconciliation of Net Cash. Notwithstanding any provision to the contrary, the cost (including any component of Fees) of any Service provided by ETP to USAC and its Affiliates that has been taken into account in the calculation of the Purchase Price Adjustment Amount pursuant to the Contribution Agreement shall not constitute Fees that ETP is entitled to receive under this Agreement and shall not otherwise be payable or reimbursable by USAC or its Affiliates.
ARTICLE IV
CONFIDENTIALITY
Section 4.1    Confidentiality. Each Party acknowledges and agrees that the terms and conditions of this Agreement and any information provided by one Party (or any Person providing or receiving Services on such Party’s behalf) to the other Party (or any Person providing or receiving Services on such Party’s behalf) in connection with the provision or receipt of the Services shall constitute Confidential Information. Each Party shall, and shall cause its Affiliates and subcontractors to, maintain in confidence and not disclose to any Person, other than its representatives and advisors, nor use, other than in the provision of the Services, any Confidential Information or any non-public information relating to the other Party or its Affiliates provided in connection herewith, except as and to the extent required by Law.

ARTICLE V
DISCLAIMER OF WARRANTIES; INDEMNITY
Section 5.1    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE CONTRIBUTION AGREEMENT.
Section 5.2    Indemnity.
(a)    USAC hereby agrees to indemnify, defend and hold harmless ETP, its Affiliates and its and their respective directors, officers, owners, managers, members, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “ETP Indemnified Persons”) from and against any and all Losses incurred by any ETP Indemnified Person arising out of or resulting from (i) the negligence or the intentional or willful misconduct of any of USAC Indemnified Persons (as defined below) or (i) the breach of this Agreement by USAC Indemnified Persons, in each case, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF ETP INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM (X) THE NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF ETP INDEMNIFIED PERSONS OR (Y) THE BREACH OF THIS AGREEMENT BY ANY ETP INDEMNIFIED PERSON. Notwithstanding the foregoing, any ETP Indemnified Person entitled to receive indemnification under this Section 5.2(a) shall act in good faith and use its reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the ETP Indemnified Persons to USAC.
(b)    ETP agrees to indemnify, defend and hold harmless USAC, its Affiliates and its and their respective directors, officers, owners, managers, members, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “USAC Indemnified Persons”) from and against any and all Losses incurred by any USAC Indemnified Person arising out of or resulting from: (i) any claim made by or on behalf of a Service

Employee (including any claim for personal injury or death) that arises from or relates to the Services, (i) the negligence or the intentional or willful misconduct of any Service Employee or ETP Indemnified Person, or (i) the breach of this Agreement by any ETP Indemnified Person, in each case, arising out of, resulting from or in any way incident to or in connection with the performance of (or failure to perform) the Services pursuant to this Agreement, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF USAC INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM (X) THE NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF USAC INDEMNIFIED PERSONS OR (Y) THE BREACH OF THIS AGREEMENT BY ANY USAC INDEMNIFIED PERSON. Notwithstanding the foregoing, any USAC Indemnified Person entitled to receive indemnification under this Section 5.2(b) shall act in good faith and use its reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the USAC Indemnified Persons to ETP.
(c)    The remedies provided in this Agreement shall not be cumulative with any duplicative remedy available pursuant to the Contribution Agreement. Nothing contained in this Section 5.2 shall limit or alter the obligation of any Party to indemnify any other Party pursuant to the Contribution Agreement.
ARTICLE VI
TERM AND TERMINATION
Section 6.1    Term of Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue until the date that is ninety (90) days from the date of this Agreement (the “End Date”), unless earlier terminated by a Party as provided in Section 6.2.
Section 6.2    Termination.
(a)    Termination by USAC. This Agreement, or any Service provided hereunder, as applicable, may be terminated by USAC prior to the End Date upon written notice to the other Parties, if:
(i)    ETP fails to perform or otherwise breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of USAC, within thirty (30) days of written notice thereof; or

(ii)    ETP makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings for, such Party.
(b)    Termination by ETP. This Agreement, or any Service provided hereunder, as applicable, may be terminated by ETP prior to the End Date upon written notice to the other Parties, if:
(i)    USAC fails to perform or otherwise breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of ETP, within thirty (30) days of written notice thereof; or
(ii)    USAC makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings for, such Party.
(c)    Partial Termination. USAC may, on five (5) Business Days’ prior written notice to ETP, terminate any Service. Upon termination of any Service in accordance with the prior sentence, such terminated Service shall be deleted from Schedule 1.1, and USAC shall have no obligation to continue to use or pay for any such Service following the effective date of such termination; provided, however, that this Agreement shall remain in effect until the End Date, or until otherwise terminated pursuant to this Section 6.2(b) or Section 6.2(a) above. Any termination notice delivered by USAC shall specify in detail the Service or Services to be terminated, and the effective date of such termination.
Section 6.3    Effect of Termination.
(a)    In the event that this Agreement expires or is terminated for any reason, each Party agrees and acknowledges that the obligations of the Parties to provide the Services hereunder shall immediately cease. Upon cessation of ETP’s obligation to provide any Service, USAC shall stop using, directly or indirectly, such Service.
(b)    In the event that this Agreement expires or is terminated for any reason, upon request, each Party shall return to the other Party or, at the other Party’s option, destroy (subject to standard data retention and archiving policies) all books, records or files owned by such other Party and used in connection with the provision of Services that are in their possession as of the termination date.
(c)    The following matters shall survive the expiration or termination of this Agreement: (i) the rights and obligations of each Party under Article V, this Article VI and Article VII, and (i) the obligations under Article III of USAC to pay the applicable Fees for Services furnished prior to the effective date of termination.

ARTICLE VII
MISCELLANEOUS
Section 7.1    Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meanings given them under the Contribution Agreement.
Section 7.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed, emailed or mailed by registered or certified mail (return receipt requested), or sent by internationally recognized overnight courier to the Parties at the following addresses, email addresses or facsimile numbers (or at such other address, email addresses or facsimile number for a Party as shall be specified by like notice):
If to USAC, to:

USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
Attention: Christopher Porter
E-Mail: cporter@usacompression.com
with a copy to:

Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention: Milam Newby
Ramey Layne
E-Mail: mnewby@velaw.com
rlayne@velaw.com
If to ETP, to:

Energy Transfer Partners, L.P.
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Attention: General Counsel
E-Mail: jim.wright@energytransfer.com

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: William N. Finnegan
Debbie Yee
E-Mail: bill.finnegan@lw.com
debbie.yee@lw.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile or other form of electronic communication, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by internationally recognized overnight courier.
Section 7.3    Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the Parties and supersede all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no other warranties, representations or other agreements between the Parties in connection with the subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all Parties.
Section 7.4    Waiver of Compliance. Any failure of USAC, on the one hand, or ETP, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
Section 7.5    Amendment and Modifications. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties and that expressly refers to this Agreement.
Section 7.6    Assignment. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties, whether by operation of Law or otherwise; provided, however, that (a) upon notice to ETP and without releasing USAC from any of their obligations or liabilities hereunder, USAC may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of USAC or any Person with or into which USAC or any Affiliate of USAC merges or consolidates, (a) upon notice to USAC and without releasing ETP from any of their obligations or liabilities hereunder, ETP may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of ETP or any Person with or into which

ETP or any Affiliate of ETP merges or consolidates, and (a) nothing in this Agreement shall limit USAC’s ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to USAC or USAC’s designee without the consent of ETP. ETP shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as USAC or their institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to ETP that any such collateral assignment has been foreclosed upon, ETP shall be entitled to deal exclusively with USAC as to any matters arising under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 7.7    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction is consummated as originally contemplated to the fullest extent possible.
Section 7.8    Rules of Construction.
(a)    All references in this Agreement to Articles, Sections, subsections, Schedules, Exhibits and other subdivisions are to Articles, Sections, subsections, Schedules, Exhibits and other subdivisions of or to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Titles appearing at the beginning of any Articles, Sections, subsections, Schedules, Exhibits or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, (i) words importing the masculine gender shall include the feminine and neutral genders and vice versa, (i) any reference to a Person shall include its permitted successors and assigns, (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day, (i) any reference to a Governmental Authority shall include any Person succeeding to its functions and capacities, (i) all agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may be amended, revised, modified, supplemented or waived to the extent permitted by and in accordance with the terms thereof and the terms of this Agreement, (i) the word “or” is not exclusive, the words “includes” or “including” shall mean “including, without limitation” and the words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and (i) any reference to a Law or Permit shall include any rules and regulations promulgated thereunder, and any amendments, modifications or supplements thereto. Currency amounts referenced herein and payments hereunder are in U.S. dollars.
(c)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
Section 7.9    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section 9.1 of the Contribution Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.
Section 7.10    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, permitted assigns and transferees. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.
Section 7.11    Relationship of the Parties. Each Party and its Affiliates, as applicable, shall be acting as an independent company in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates, as applicable. Each Party and its Affiliates, as applicable, shall, at all times, maintain complete control over its personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its personnel. Neither Party (nor its Affiliates, as applicable) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates, as applicable) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates, as applicable), or make any promises or representations on behalf of the other Party (or its Affiliates, as applicable), unless agreed to in writing.
Section 7.12    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC,
its general partner

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

CDM RESOURCE MANAGEMENT LLC

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

CDM ENVIRONMENTAL & TECHNICAL SERVICES LLC

By:	ETC Compression, LLC, its sole member

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

SCHEDULE 1.1
SERVICES
Human Resources

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ETP or an Affiliate thereof will continue to employ and manage all day-to-day activities of all Service Employees from the Closing Date through the Transition Services Period, or, if earlier, with respect to an individual Service Employee, until the date (if any) such Service Employee commences employment as a Transferred Employee (the “Post-Closing Employment Period”). Cash compensation (including, without limitation, base salaries, hourly wages, overtime pay, cash bonus or incentive compensation, severance or termination pay, and reimbursements for business expenses or travel, including all payroll and employment taxes associated therewith) and employee benefits for the Service Employees will be paid or provided by ETP (or an Affiliate thereof) in accordance with the compensation structure and policies as in place from time to time. ETP or its Affiliates shall process all payroll items for the Service Employees (including withholding, tax filing and payments, reconciling payroll ledgers, and check distributions or direct deposits) and shall coordinate services with all applicable health and welfare benefit providers.

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During the Transition Services Period, ETP shall not transfer any Service Employees to any other position within ETP’s organization or to any of its Affiliates (other than with USAC’s prior consent) and shall take no action that adversely interferes with the performance of services by the Service Employees as contemplated herein, provided, however, that ETP may transfer any Service Employee with respect to whom USAC has informed ETP of its decision not to extend an offer of employment. ETP shall not employ or engage any additional employees or consultants to perform the services intended to be performed by the Service Employees hereunder unless such individuals are intended to replace the services or duties previously provided by a terminated Service Employee.

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ETP or an Affiliate thereof shall provide the Service Employees with employee health and welfare benefits under ETP’s or its Affiliates’ benefit plans that are made available to other similarly situated employees of ETP (or its Affiliate) generally during the Post-Closing Employment Period.

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ETP or an Affiliate thereof may, without USAC’s prior consent, (i) provide severance or termination pay to any Service Employee whose employment with ETP or any of its Affiliates terminates for any reason and/or (ii) pay bonuses or incentive compensation to Service Employees during the Post-Closing Employment Period; provided, however, that USAC shall not be required to reimburse or otherwise compensate ETP for any such severance, termination pay, bonuses or incentive compensation (unless otherwise agreed to by ETP and USAC).

•	During the Post-Closing Employment Period, ETP will provide advice and input to USAC and its Affiliates concerning human resources functions related to the Transferred

Schedule 1.1-1

Employees, including updates on any changes to human resources laws, rules, and regulations.

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During the Post Closing Employment Period, ETP shall, or shall cause one of its Affiliates to, assist USAC and its Affiliates with the transition of all information and processes related to the final payroll for Service Employees who commence employment as Transferred Employees, including coordination with USAC and its Affiliates to test the payroll process and adjustments prior to the physical running of payroll.

Engineering Support

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ETP shall continue to provide, and support the transfer to USAC of, any and all engineering support provided by ETP to the Compression Group Entities prior to the Closing Date, including, but not limited to, any and all, compression package applications/specifications, data, knowledge base or related information.

Accounting Support

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ETP will provide reasonable accounting and other financial support services for the Compression Group Entities to USAC and its Affiliates, including with respect to the collection of accounts receivable, the payment of accounts payable and the transfer to USAC of vendor information and other data necessary to transition such accounting and other financial support services to USAC. Such services will include advice and input regarding operational accounting, reconciliation of accounts, journal entries, tax depreciation computation, general ledger and other detail in support of filing the annual tax reporting for the Compression Group Entities. Such services will also include (subject to the terms of the Contribution Agreement) advice and guidance in the accumulation of information for the GAAP-based financial audit, including preparation of tax-to-GAAP conversion entries, audit schedules and drafting of necessary work papers for auditors. Additionally, such services will include the collection and/or payment of all sales and use taxes and the required reporting thereon, and the payment of all ad valorem taxes and required reporting of property tax information to appropriate taxing authorities.

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Within eight (8) Business Days following the end of the prior month, ETP shall provide a preliminary balance sheet and income statement, prepared on a GAAP basis, for review by USAC personnel. ETP will close the accounting books within ten (10) Business Days following the end of the prior month and provide at that time a GAAP basis balance sheet, income statement, statement of partners equity and cash flow statement and any other statement that may be required for GAAP reporting purposes. Within a reasonable time after such close, ETP shall provide the supporting accounting data to the financial statements, along with any other historical accounting data requested by USAC, to USAC in the format requested by USAC.

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ETP shall provide any calculations and support of the cumulative catch up amount for the Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) to be adopted effective January 1, 2018.

Schedule 1.1-2

•	ETP shall provide any calculations and support for work performed to date on Accounting Standards Update No. 2016-02, Leases (Topic 842) to be adopted effective January 1, 2019.
Purchasing and Vendor Management Support

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ETP shall provide reasonable purchasing and vendor management support services for the Compression Group Entities to USAC and its Affiliates. ETP shall permit the Service Employees and any USAC employee supporting the Compression Group Entities to utilize ETP’s credit lines and/or purchasing accounts for vendors of the Compression Group Entities. Additionally, ETP shall manage such vendors, establish new credit accounts if required, and receive and pay invoices for such vendors on the accepted vendor terms. Charges associated with such invoices will be billed back to USAC.

Contracts Administration and Billing Support

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ETP will provide contract and billing support for all Contracts of the Compression Group Entities (including, but not limited to, month-to-month rental or service invoices). Such support will include generating and cataloguing new client contracts, generating and submitting client invoices, receiving payment for invoices, bookkeeping related to billing and collections and managing any related issues. Payments collected for such invoices will be forwarded to USAC on a monthly basis.

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ETP will support the transition of all contracts used in connection with the Business to USAC’s cataloguing systems and will assist in the transfer of any ongoing contractual negotiations at the time of the Closing Date to USAC. For the avoidance of doubt, ETP shall obtain USAC’s consent before entering into any contracts during the Transition Services Period.

•	ETP shall provide support in connection with any requested amendments by USAC of any existing contracts as of the Closing Date between the Compression Group Entities and any third-party.
Information Technology Support

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ETP will reasonably support and provide reasonable assistance to USAC and its Affiliates in connection with the transfer and testing of software, data integrity, business applications and information technology infrastructure related to the Compression Group Entities. Such services will include, without limitation:

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Providing information technology helpdesk, equipment (including without limitation personal computers) and related software support for the Compression Group Entities and the transfer of all helpdesk support requests and change requests recorded by the helpdesk or other IT support group during the one-year period immediately prior to the Closing Date;

Schedule 1.1-3

•	Maintaining secure access to Compression Group Entities network devices, software applications, related files, data and systems for Service Employees and Transitioning Employees

•	Maintaining service and access to the email system maintained by ETP for the Service Employees;

•	Maintaining access to the Concur expense reporting system for Service Employees and Transitioning Employees

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Procuring and maintaining service, access and payment of all invoices related to all telecommunications (including phone and voicemail), mobile, internet and other related information technology services for the Compression Group Entities.

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Providing to USAC and its Affiliates available information technology system data, documentation, proof of ownership and information technology agreements related to the Compression Group Entities, as requested by USAC; provided, that ETP shall, upon USAC or an Affiliate’s reasonable request, copy data related to the Compression Group Entities from ETP’s electronic storage locations, which contains data of the Compression Group Entities, to a new electronic storage designated by USAC and provide USAC and its Affiliate access to such new electronic storage, if such access is not already granted.

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Testing all software, business applications and information technology infrastructure to confirm proper application functionality and integrity of data collected during all times prior to the Closing Date.

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Obtaining all consents and completing all documentation required to effectively transfer the information technology agreements, including any software agreements that are permitted to be transferred, in the Compression Group Entities to USAC and taking all other actions reasonably requested by USAC to effectively transfer all Company Intellectual Property to USAC and its Affiliates.

•	Continuing to host and resolve DNS names for systems and resources used in connection with the Compression Group Entities and not yet migrated to appropriate USAC DNS names.

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Providing to USAC necessary access to IT environment hosting as well as systems and applications existing on all systems, network and support services used in connection with the Compression Group Entities; provided, that such access to systems, network and support systems will not provide USAC access to ETP’s systems and assets that are not applicable to the Compression Group Entities.

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ETP shall notify USAC for all changes to IT infrastructure or systems that would materially impair the functionality or technical environment of any system (“Changes”) used in connection with the Compression Group Entities.

Schedule 1.1-4

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ETP shall obtain the consent of USAC prior to entering into any agreement with an IT third-party subcontractor or service provider for services to be used soley in connection with the Compression Group Entities.

Support for Truck Fleet

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ETP shall provide USAC and its Affiliates support for vehicles that are owned, leased, or otherwise used in connection with the Compression Group Entities. Such support will include providing management and use of ETP’s maintenance services, management and use of ETP’s fuel cards, management and use of any toll road passes associated with such vehicles, and payment of invoices/expenses related to such support. Charges associated with such invoices/expenses will be billed back to USAC.

Support for Uniform Services

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ETP will support USAC and its Affiliates in the use of ETP’s UniFirst Corporation uniform program for the Service Employees and Transitioning Employees. Such support will include the management of uniform service under the contract between ETP and UniFirst Corporation, coordination of uniform services, coordination of uniform cleaning/maintenance services and coordination in transition of the uniforms of the Service Employees and Transitioning Employees. Charges associated with any related invoices will be billed back to USAC.

Support for HSE Program, Practices and Incident Reporting

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ETP will support the Service Employees and Transitioning Employees in recording and reporting any health, safety or environmental incidents associated with the Compression Group Entities. ETP will capture such incidents consistent with past practice, report such incidents to USAC and transfer any supporting documentation to USAC.

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In coordination with USAC, ETP will continue to support the Service Employees and Transitioning Employees regarding regulatory or ISNetworld (or equivalent) reporting of any health, safety or environmental incidents associated with the Compression Group Entities for any incidents or such reports made prior to the Closing, including, but not limited to, supporting the successful transfer of any and all information necessary to complete such regulatory review or action.

Books and Records

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ETP will reasonably support the transfer to USAC and its Affiliates of all books and records that will be delivered to USAC in connection with the Contribution, including, without limitation, reasonable cooperation in the transfer of electronic data and records in a format that is compatible with the data and records of USAC; provided, that USAC shall not be responsible for any Fees for the movement of physical book and records to a location designated by USAC.

Schedule 1.1-5

Equipment

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ETP will allow USAC and its Affiliates to utilize equipment that (a) prior to the Closing was used by the Compression Group Entities, and (b) is listed as Inventory under Section 2.2 of ETP Disclosure Letter.

Miscellaneous

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ETP will provide such additional services as reasonably requested by USAC during the term of this Agreement that are necessary for the effective administration or operation of the Compression Group Entities.

Schedule 1.1-6

SCHEDULE 1.2
SERVICE COORDINATOR

ETP:	Dylan Bramhall Senior Vice President 8111 Westchester Drive Dallas, Texas 75225 Phone: 214-840-5666 Dylan.bramhall@energytransfer.com

USAC:	Matt Liuzzi Vice President, Chief Financial Officer And Treasurer 100 Congress Avenue, Suite 450 Austin, TX 78701 Phone: 832-823-7478 mliuzzi@usacompression.com